AMENDED AND RESTATED

                                    ARTICLES

                                       OF

                                  INCORPORATION

                                       OF

                               HIPSTYLE.COM, INC.

                                 Article I. Name
                                 ---------------

The name of the corporation shall be Security Intelligence Technologies, Inc. (the "Corporation").

                               Article II. Address
                               -------------------

The mailing address of the Corporation is:

701 Brickell Avenue
Suite 3120
Miami, Florida  33131

                          Article III. Registered Agent
                          -----------------------------

The name and address of the registered agent of the Corporation is:

Corporate Service Company
1201 Hays Street
Tallahassee, Florida  32301

                         Article IV. Board of Directors
                         ------------------------------

The name of each member of the Corporation's Board of Directors is:

         Rebecca J. Farkas
         Michelle Brock

The affairs of the Corporation shall be managed by a Board of Directors consisting of no less than one director. The number of directors may be increased or decreased from time to time in accordance with the ByLaws of the Corporation. The election of directors shall be done in accordance with the ByLaws. The directors shall be protected from personal liability to the fullest extent permitted by applicable law.

                            Article V. Capital Stock
                            ------------------------

     (a) The maximum number of shares of stock that this Corporation is authorized to have outstanding at any one time is (a) one hundred million (100,000,000) shares of common stock, par value $.0001 per share and (b) ten million (10,000,000) shares of preferred stock, par value $.0001 per share (the "Preferred Stock").

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     (b)  Shares of Preferred Stock may be issued from time to time in one or more series as may be established from time to time by resolution of the Board of Directors of the Corporation, each of which series shall consist of such number of shares and have such distinctive designation or title as shall be fixed by resolution of the Board of Directors prior to the issuance of any shares of such series. Each such class or series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution of the Board of Directors providing for the issuance of such series of Preferred Stock. The Board of Directors is further authorized to increase or decrease (but not below the number of shares of such class or series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series.

                            Article VI. Incorporator
                            ------------------------

The name and address of the incorporator is:

Corporate Creations International, Inc.
941 Fourth Street #200
Miami, Florida  33139

                        Article VII. Corporate Existence
                        --------------------------------

The corporate existence of the Corporation began on June 22, 1999.

The undersigned incorporator executed these Articles of Incorporation on June 22, 1999.

Corporate Creations International, Inc.


                       Article VIII. No Preemptive Rights
                       ----------------------------------

     No holder of any of the shares of any class of the Corporation shall be entitled as of right to subscribe for, purchase, or otherwise acquire any shares of any class of the Corporation which the Corporation proposes to issue or any rights or options which the Corporation proposes to grant for the purchase of shares of any class of the Corporation or for the purchase of any shares, bonds, securities, or obligations of the Corporation which are convertible into or exchangeable for, or which carry any rights to subscribe for, purchase, or otherwise acquire shares of any class of the Corporation; and any and all of such shares, bonds, securities, or obligations of the Corporation, whether now or hereafter authorized or created, may be issued, or may be reissued if the same have been reacquired and if their reissue is not prohibited, and any and all of such rights and options may be granted by the Board of Directors to such individuals and entities, and for such lawful consideration, and on such terms, as the Board of Directors in its discretion may determine, without first offering the same, or any thereof, to any said holder.

                          Article IX. Corporate Purpose
                          -----------------------------

     The purposes for which the Corporation is organized are to engage in any lawful business for which corporations may be organized under the Florida Business Corporation Act.

                               Article X. Duration
                               -------------------

                  The duration of the Corporation shall be perpetual.

                           Article XI. Indemnification
                           ---------------------------

     The Corporation shall, to the fullest extent permitted by the provisions of the Florida Business Corporation Act, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said provisions from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said provisions, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.